EXHIBIT 10.18.4

FOURTH AMENDMENT TO THE
NCR CORPORATION 2011 ECONOMIC PROFIT PLAN

WHEREAS, NCR Corporation (the “Company”) has previously adopted the 2011 NCR Corporation Economic Profit Plan (the “Plan”); and,
WHEREAS, the Compensation and Human Resource Committee of the Board of Directors of the Company (the “Committee”) has the authority to amend the Plan in accordance with Section 7.7 of the Plan; and,
WHEREAS, the Committee amended the Plan effective (i) December 13, 2011 to increase the age of Retirement (as defined under the Plan) from 55 to 62, and (ii) January 24, 2012, to provide that a participant in the Plan may designate a beneficiary to receive payments and benefits under the Plan in the event of the Plan participant’s death, and (iii) October 2, 2013, to amend the definition of Cash Flow from Operations under the Plan; and
WHEREAS, the Committee has determined that it is in the best interest of the Company to amend the Plan;
NOW THEREFORE, effective as of April 22, 2014, the Plan is hereby amended as follows:
1. Section 4.3 is amended to read in its entirety as follows:

4.3     Termination by the Company without Cause or for Disability/By Participant for Good Reason or Retirement. If a Participant’s employment is terminated by the Company without Cause or by reason of Disability or a Participant resigns for Good Reason or terminates employment by reason of Retirement, the Participant will be credited with a Bonus Credit, if any, for any Performance Period or portion thereof during which the Participant participated in the Plan but for which the Participant has not yet received a Bonus Credit through the end of the quarter in which the termination occurs. The Participant will be paid the Applicable Percentage of the Participant's Bonus Bank (with the amount of the Bonus Bank determined after the Participant's Bonus Bank is credited with Bonus Credits pursuant to the immediately preceding sentence) in four equal installments on each of the first four six-month anniversaries of the Participant's termination of employment without regard to the limitations described in the last sentence of Section 3.4, and any remaining portion of the Bonus Bank shall be forfeited. Notwithstanding the foregoing, if the Cash Flow Test (as applied by reference to the definition of Cash Flow from Operations in effect on the Plan’s original effective date) is not met for the year immediately preceding the year in which any such termination occurs, the Participant's first installment payment will be delayed and will continue to be held in the Participant's Bonus Bank, without interest, until the second installment payment is due, at which time the first and second installment payments will be paid to the Participant. The Participant's remaining installment payments will be made at the normal times set forth in this Section 4.3.
2. Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer certifies that the Compensation and Human Resource Committee of the Board of Directors of the Company has approved this amendment to the Plan effective April 22, 2014.
NCR CORPORATION
By: /s/ Andrea Ledford
Name: Andrea Ledford
Title:    Senior Vice President, Corporate Services
and Chief Human Resources Officer